Exhibit 99.7

Important Notice Regarding the Availability of Materials BECTON, DICKINSON AND COMPANY You are receiving this communication because you hold securities in Becton, Dickinson & Company (“BD”). BD has released informational materials regarding the separation of BD’s Biosciences and Diagnostic Solutions business (the “BDS Business”) from BD’s other businesses and the subsequent merger of the BDS Business with a wholly-owned subsidiary of Waters Corporation, that are now available for your review. This notice provides instructions on how to access BD materials for informational purposes only. The separation and merger will occur by means of a pro rata distribution by BD of all of the outstanding common stock of Augusta SpinCo Corporation (“SpinCo”) to BD’s shareholders, and the subsequent exchange of the shares of SpinCo common stock for shares of common stock of Waters Corporation. The materials consist of the Information Statement, plus any supplements, that SpinCo has prepared in connection with the separation. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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